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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    --------
                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: February 16, 1999

                            ABLE TELCOM HOLDING CORP.
             (Exact name of registrant as specified in its charter)

         Florida                        0-21986                  65-0013218
(State or other jurisdiction          (Commission              (IRS Employer
    of incorporation)                 File Number)           Identification No.)

          1601 Forum Place, Suite 1110, West Palm Beach, Florida 33401
                    (Address of Principal Executive Offices)

                                 (561) 688-0400
              (Registrant's telephone number, including area code)

                                      None
          (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS.

         Able Telcom Holding Corp. (the "Company") reported today that net income for the fourth quarter ended October 31, 1998 is $1.8 million, or $0.16 per share, based on revenues of $103.0 million. Income applicable to common shareholders, after taking into account preferred stock dividends, is $1.6 million, or $0.15 per share. On a diluted basis, income applicable to common shareholders is $0.16 per share.

         Revenues for the Company's fiscal year ended October 31, 1998 are $217.5 million with net income of $2.5 million. After taking into account a non-cash charge to retained earnings of $8.0 million related to the beneficial conversion privileges on preferred stock, other non-recurring adjustments associated with the Company's obtaining financing for a portion of the purchase price of MFS Network Technologies, and preferred stock dividends, the loss applicable to common shareholders is $5.8 million, or $0.59 per share. On a diluted basis, the loss applicable to common shareholders is $5.3 million, or $0.51 per share. The Company is currently analyzing the effects of the year-end adjustments on previously reported quarterly earnings.

         Due to discussions regarding the above held with Arthur Andersen LLP, the Form 10-K was unable to be filed with the Commission today. Now that the audit is complete, the Company expects to file the 10-K by February 24, 1999.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             ABLE TELECOM HOLDINGS CORP.

Date: February 16, 1999                      By: /s/ Billy V. Ray, Jr.
                                                --------------------------------
                                                Name: Billy V. Ray, Jr.
                                                Title: President and
                                                       Chief Executive Officer